China Travel Resort Holdings, Inc.

And

China Resort Holdings, Ltd.

As of and for the Fiscal Year Ended June 30, 2013

Index to the Pro Forma Combined Financial Statements

(Unaudited)

Contents

Page(s)

Pro Forma Combined Balance Sheet at June 30, 2013

2

Pro Forma Combined Statement of Operations and Comprehensive Income (Loss) for the Fiscal Year Ended June 30, 2013

5

Notes to the Pro Forma Combined Financial Statements

8

China Travel Resort Holdings, Inc. and China Resort Holdings, Ltd.
Pro Forma Combined Balance Sheet
June 30, 2013
(Unaudited)

	Historical				Pro Forma
	China Travel Resort Holdings, Inc.		China Resort Holdings, Ltd.		Adjustments	Combined

ASSETS
CURRENT ASSETS:
Cash	$-		$33,340		$-	$33,340
Accounts receivable	-		971		-	971
Inventories	-		-		-	-
Prepayments and other current assets	-		45,080		-	45,080

Total current assets	-		79,391		-	79,391

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	-		4,109,533		-	4,109,533
Accumulated depreciation	-		(951,661)		-	(951,661)

Property, plant and equipment, net	-		3,157,872		-	3,157,872

LAND USE RIGHT
Land use right	-		64,718		-	64,718
Accumulated amortization	-		(20,224)		-	(20,224)

Land use right, net	-		44,494		-	44,494

PREPAID RENT AND LAND LEASES
Prepaid rent and land leases	-		458,723		-	458,723
Accumulated amortization	-		(25,011)		-	(25,011)

Prepaid rent and land leases, net	-		433,712		-	433,712

Total assets	$-		$3,715,469		$-	$3,715,469

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Loans payable	$-	$			$-	$-
Accounts payable	-		84,705		-	84,705
Taxes payable	-		20,536		-	20,536
Accrued expenses and other current liabilities	-		762,994		-	762,994
Current maturities of capital lease obligations			38,315			38,315

Total current liabilities	-		906,550		-	906,550

NON-CURRENT LIABILITIES:
Advances from related parties			1,058,398			1,058,398
Capital lease obligations, net of current maturities			12,459			12,459

Total non-current liabilities	-		1,070,857		-	1,070,857

Total liabilities	-		1,977,407		-	1,977,407

COMMITMENTS AND CONTENGENCIES

EQUITY

CTVZ STOCKHOLDERS' EQUITY:
Proferred stock par value $0.001: 25,000,000 shares authorized;
2,000,000 shares designated as Class A preferred stock
Class A proferred stock par value $0.001: 2,000,000 shares designated;
2,000,000 shares issued and outstanding	2,000		-		-	2,000
Common stock par value $0.001: 975,000,000 shares authorized;
28,76,754 shares issued and outstanding
56,667,254 shares issued and outstanding - Pro Forma	2,877			(a)	53,791	56,668
Additional paid-in capital	(4,877)		3,219,448	(a)	(53,791)	3,160,780

Retained earnings	-		(1,321,526)		-	(1,321,526)
Other comprehensive income (loss)
Foreign currency translation gain (loss)	-		131,014		-	131,014

Total CTVZ's stockholders' equity	-		2,028,936		-	2,028,936

NON-CONTROLLING INTEREST:
Paid-in capital	-		865,360		-	865,360

Retained earnings	-		(1,139,583)		-	(1,139,583)
Other comprehensive income (loss)
Foreign currency translation gain (loss)	-		(16,651)		-	(16,651)

Total non-controlling interest	-		(290,874)		-	(290,874)

Total equity	-		1,738,062		-	1,738,062

Total liabilities and equity	$-		$3,715,469		$-	$3,715,469

(a)	To reflect the issuance of 53,790,500 shares of China Travel Resort Holdings, Inc. common stock for the acquisition of all of the issued and outstanding capital stock of China Resort Holdings, Ltd.

See accompanying notes to pro forma combined financial statements.

China Travel Resort Holdings, Inc. and China Resort Holdings, Ltd.
Pro Forma Combined Statement of Operations and Comprehensive Income (Loss)
For the Fiscal Year Ended June 30, 2013
(Unaudited)

	Historical						Pro Forma
	China Travel Resort Holdings, Inc.	China Resort Holdings, Ltd.	China Resort Holdings, Ltd.	China Resort Holdings, Ltd.	China Resort Holdings, Ltd.
	For the 12 Months	For the Six Months	For the 12 Months	For the Six Months	For the 12 Months
	Ended	Ended	Ended	Ended	Ended
	June 30, 2013	June 30, 2013	December 31, 2012	June 30, 2012	June 30, 2013		Adjustment	Combined

REVENUES
Sale of tourist booklet	$-	$-	$74,631	$74,602	$29		$-	$29
Park admissions	-	90,557	127,081	86,637	131,001		-	131,001
Tour bus rental revenues	-	204,366	486,507	167,886	522,987		-	522,987

Total revenues	-	294,923	688,219	329,125	654,017		-	654,017

COST OF REVENUES
Cost of tourist booklets	-	-	31,497	31,485	12		-	12
Direct cost of park operations	-	61,671	120,156	61,886	119,941		-	119,941
Cost of tour bus rental revenues	-	120,644	276,938	126,254	271,328		-	271,328

Total cost of revenues	-	182,315	428,591	219,625	391,281		-	391,281

GROSS MARGIN	-	112,608	259,628	109,500	262,736		-	262,736

OPERATING EXPENSES:
Selling expenses		160	3,723	3,722	161		-	161
General and administrative expenses		178,595	497,082	216,577	459,100		-	459,100

Total operating expenses	-	178,755	500,805	220,299	459,261		-	459,261

INCOME (LOSS) FROM OPERATIONS	-	(66,147)	(241,177)	(110,799)	(196,525)		-	(196,525)

OTHER (INCOME) EXPENSE:
Interest income		(19)	(62)	(25)	(56)		-	(56)
Interest expense		-	15,491	15,485	6		-	6
Other (income) expense		176	3,830	147	3,859		-	3,859

Other (income) expense, net	-	157	19,259	15,607	3,809		-	3,809

LOSS BEFORE INCOME TAX PROVISION	-	(66,304)	(260,436)	(126,406)	(200,334)		-	(200,334)

INCOME TAX PROVISION		1,433	3,111	630	3,914		-	3,914

NET LOSS
Net loss before non-controlling interest	-	(67,737)	(263,547)	(127,036)	(204,248)		-	(204,248)
Net loss attributable to non-controlling interest		(22,343)	(73,304)	(34,662)	(60,985)		-	-

Net loss attributable to CTVZ	-	(45,394)	(190,243)	(92,374)	(143,263)		-	(204,248)

OTHER COMPREHENSIVE INCOME (LOSS):
FX translation gain (loss) before non-controlling interest		35,934	12,426	12,902	35,458		-	35,458
FX translation gain (loss) attributable to non-controlling interest		(5,669)	(2,203)	(989)	(6,883)		-	(6,883)

FX translation gain (loss) attributable to CTVZ	-	41,603	14,629	13,891	42,341		-	42,341

COMPREHENSIVE INCOME (LOSS)
Comprehensive income (loss) before non-controlling interest	-	(31,803)	(251,121)	(114,134)	(168,790)		-	(168,790)
Comprehensive income (loss) attributable to non-controlling interest	-	(28,012)	(75,507)	(35,651)	(67,868)		-	(6,883)

Comprehensive income (loss) attributable to CTVZ	$-	$(3,791)	$(175,614)	$(78,483)	$(100,922)		$-	$(161,907)

NET LOSS PER COMMON SHARE
- BASIC AND DILUTED:	-						$-	$(0.00)

Weighted average common shares outstanding
- basic and diluted (a)	2,876,754					a	53,790,500	56,667,254

a	To reflect the issuance of 53,790,500 shares of China Travel Resort Holdings, Inc. common stock for the acquisition of all of the issued and outstanding capital stock of China Resort Holdings, Ltd.

See accompanying notes to pro forma combined financial statements.

China Travel Resort Holdings, Inc.

And

China Resort Holdings, Ltd.

As of and for the Fiscal Year Ended June 30, 2013

Index to the Pro Forma Combined Financial Statements

(Unaudited)

Note 1 - Organization and Operations

China Travel Resort Holdings, Inc.

China Travel Resort Holdings, Inc. (“China Travel” or the “Company”) was originally incorporated under the laws of the State of Minnesota under the name NRG, Inc. on May 20, 1983. On March 25, 1986, NRG, Inc. merged with Scientific Component Systems, Inc., a Minnesota corporation with NRG, Inc. as the surviving company after the merger. On October 28, 1986, NRG, Inc. changed its name to Scientific NRG Incorporated. On December 10, 1999, Scientific NRG Incorporated merged with NewBridge Capital, Inc., a Nevada corporation incorporated on July 22, 1999 with NewBridge Capital, Inc. as the surviving company after the merger. Through various name changes, the Company changed to its current name, China Travel Resort Holdings, Inc.

China Resort Holdings, Ltd. and Consolidated Entities

China Resort Holdings, Ltd.

China Resort Holdings, Inc. was incorporated on November 21, 2007 under the laws of the Territory of the British Virgin Islands (“BVI”) (“China Resort BVI”).

Formation of a Majority Owned Subsidiary, Hebei Circum-Bohai Sea Tourism Development Co., Ltd.

On May 23, 2008, China Resort BVI formed a majority owned subsidiary, Hebei Circum-Bohai Sea Tourism Development Co., Ltd. (“HCBS”) with an entity controlled by the Chairman, President, Chief Executive Officer and significant stockholder of the Company under the laws of the People’s Republic of China (“PRC”), whereby the Company and a related party own 80% and 20% of the equity interest of HCBS, respectively.  HCBS engages in developing, managing and operating tourist attractions and resorts and selling tourist booklets in China.

Variable Interest Entity (“VIE”) under Common Control

Formation of Hebei Province Circum-Bohai Bay Tourism Development Stock Co., Ltd.

On September 20, 2007, the majority stockholder of China Resort BVI incorporated Hebei Province Circum-Bohai Bay Tourism Development Stock Co., Ltd. (“HPCB”) under the laws of PRC.  HPCB engages in developing, managing and operating tourist attraction and resorts, cable car operations and selling tourist booklets in China.

Formation/Acquisition of VIE Subsidiaries

On June 10, 2008, HPCB acquired a 60% equity interest in Luquan Double-Dragon Forest Park (“Double Dragon” or “Double Dragon Forest Park”), a PRC corporation formed in June 1998, in Luquan City, China, for RMB600,000 (approximately $90,747) in cash.  Double-Dragon is a forest park with total square meters of 528,000 located 8 kilometers from Shijiazhuang City.

On April 9, 2010, HPCB acquired a 100% equity interest of Shijiazhuang Yinfeng Mountain Tourism Development Co., Ltd. (“Yinfeng” or “Yinfeng Mountain Park”) for RMB3 million (approximately $453,734) in cash to develop and expand Yinfeng Mountain’s scenic attractions.

On June 11, 2010, HPCB formed Hebei Qizhaigou Tourism Development Co., Ltd. (“Qizhaigou” or “Qizhaigou Scenic and Ecological Park”) with an initial capitalization of RMB3 million (approximately $453,734) in cash to develop and construct Qizhaigou Scenic and Ecological Park in Hebei Province.

Obtaining Control of VIE upon Entry into a Series of Agreements

On October 16, 2012, HCBS entered into a series of agreements with HPCB and HPCB’s stockholders including an Exclusive Business Cooperation and Management Agreement, an Equity Pledge Agreement, an Exclusive Option Agreement and the power of attorney executed by the shareholders of HPCB.

(i)

Exclusive Business Cooperation and Management Agreement

Under the Exclusive Business Cooperation and Management Agreement,  HPCB appoints HCBS as HPCB’s exclusive services provider to provide HPCB with complete business support, operational management and technical and consulting services to the extent permitted by the currently effective laws of China, which may include all services within the business scope of HPCB as may be determined from time to time by HCBS, such as but not limited to technical services, business consultations, equipment or property leasing and marketing consultancy.

HCBS shall be fully and exclusively responsible for the operation of HPCB, which includes the right to appoint and terminate members of its Board of Directors and the right to hire managerial and administrative personnel etc. HCBS or its voting proxy shall make a shareholder’s resolution and a Board of Directors’ resolution based on the decision of HCBS. HCBS has the full and exclusive right to manage and control all cash flow and assets of HCBS. HCBS has the full and exclusive right to decide the use of the funds of HPCB. HCBS shall have the full and exclusive right to control and administrate the financial affairs and daily operation of HPCB, such as entering into and performance of contracts, and payment of fees and expenses etc.

HPCB further agrees that unless with HCBS's prior written consent, HPCB shall not accept any similar consultations and/or services provided by any third party and shall not establish a similar corporation relationship with any third party regarding the matters contemplated by this agreement.

HPCB may enter into equipment or property leases with HCBS or any other party designated by HCBS which shall permit HPCB to use HCBS's relevant equipment or property based on the needs of the business of HPCB.

HPCB shall pay an annual service fee to HCBS in the equivalent amount of HPCB’ audited total amount of net income of such year (the “Annual Service Fee”).

If HPCB’ annual net income is zero, HPCB is not required to pay the Annual Service Fee; if HPCB sustains losses in any fiscal year, all such losses will be carried over to next year and deducted from next year’s Annual Service Fee. HCBS shall assume all operational risks of HPCB and bear all losses of HPCB. If HPCB has no sufficient funds to repay its debts, HCBS is responsible for paying off these debts on behalf of HPCB.

HCBS shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including but not limited to copyrights, patents, patent applications, software, technical secrets, trade secrets and others.

The term of this Agreement is 10 years. After the execution of this Agreement, both Parties are entitled to review this Agreement every three (3) months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time. The term of this Agreement may be extended if confirmed in writing by HCBS prior to the expiration thereof. The extended term shall be determined by HCBS, and HPCB shall accept such extended term unconditionally. Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof. During the term of this Agreement, unless HCBS commits gross negligence, or a fraudulent act, against HPCB, HPCB shall not terminate this Agreement prior to its expiration date. Nevertheless, HCBS shall have the right to terminate this Agreement upon giving 30 days' prior written notice to HPCB at any time.

Under the Exclusive Business Cooperation and Management Agreement, the amount of management fee is the net income of the operating entity.

(ii)

Equity Interest Pledge Agreement

As collateral security for the timely and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any or all of the payments due by HPCB, including without limitation the consulting and service fees payable to HCBS under the Exclusive Business Cooperation and Management Agreement, HPCB’ shareholders pledge to HCBS a first security interest in all of HPCB’s shareholders’ right, title and interest in the Equity Interest of HPCB. Prior to the full payment of the consulting and service fees described in the Exclusive Business Cooperation and Management Agreement, without HCBS’s written consent, HPCB’s shareholders shall not assign the Pledge or the Equity Interest in HPCB.

The term of this Agreement is conditioned upon the performance of the Exclusive Business Cooperation and Management Agreement and is terminated when the Exclusive Business Cooperation and Management Agreement is terminated.

(iii)

Exclusive Option Agreement

HPCB shareholders grant HCBS an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase the equity interests in HPCB now or then held by HPCB shareholders (regardless whether HPCB shareholders’ capital contribution and/or percentage of shareholding is changed or not in the future) once or at multiple times at any time in part or in whole at HCBS's sole and absolute discretion to the extent permitted by Chinese laws

Unless an appraisal is required by the laws of China applicable to the Equity Interest Purchase Option when exercised by HCBS, the purchase price of the Optioned Interests (the “Equity Interest Purchase Price”) shall equal the actual capital contributions paid in the registered capital of HPCB by HPCB shareholders for the Optioned Interests.

Without the prior written consent of HCBS, HPCB shareholders shall not in any manner supplement, change or amend the articles of association and bylaws of HPCB, increase or decrease its registered capital, or change its structure of registered capital in other manners; HPCB shareholders shall maintain HPCB' corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs.

Without the prior written consent of HCBS, HPCB shareholders shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of HPCB or legal or beneficial interest in the business or revenues of HPCB, or allow the encumbrance thereon of any security interest; incur, inherit, guarantee or suffer the existence of any debt, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to HCBS for which HCBS's written consent has been obtained.

HPCB shareholders shall provide HCBS with information on HPCB’s business operations and financial condition at HCBS's request; without the prior written consent of HCBS, HPCB shareholders shall not cause HPCB to provide any person with any loan or credit.

Without the prior written consent of HCBS, HPCB shareholders shall not cause HPCB to execute any major contract, except contracts in the ordinary course of business (for purpose of this subsection, a contract with a value exceeding RMB 100,000 shall be deemed a major contract).

If requested by HCBS, HPCB shareholders shall procure and maintain insurance in respect of HPCB's assets and business from an insurance carrier acceptable to HCBS, at an amount and type of coverage typical for companies that operate similar businesses.

Without the prior written consent of HCBS, HPCB shareholders shall not cause or permit HPCB to merge, consolidate with, acquire or invest in any person. HPCB shareholders shall immediately notify HCBS of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to HPCB' assets, business or revenue.

To maintain the ownership by HPCB of all of its assets, HPCB shareholders shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims.

Without the prior written consent of HCBS, HPCB shareholders shall ensure that HPCB shall not in any manner distribute dividends to its shareholder, provided that upon HCBS’s written request, HPCB shall immediately distribute all distributable profits to its shareholders. At the request of HCBS, HPCB shareholders shall appoint any persons designated by HCBS as the director and/or executive director of HPCB.

The term of this Agreement is 10 years.

(iv)

Power of Attorney

Each shareholder of HPCB granted HCBS a Power of Attorney to act on his/her behalf as his/her exclusive agent and attorney with respect to all matters concerning their Shareholding, including without limitation to: 1) attend shareholder’s meetings; 2) exercise all the shareholder's rights and shareholder's voting rights, including but not limited to the sale or transfer or pledge or disposition of their Shareholding in part or in whole; and 3) designate and appoint on behalf of them  the legal representative, the executive director and/or director, supervisor, the chief executive officer and other senior management members of HPCB.

HCBS shall have the power and authority to execute the Transfer Contracts stipulated in the Exclusive Option Agreement and to effect the terms of the Share Pledge Agreement and Exclusive Option Agreement.

HCBS is entitled to re-authorize or assign its rights related to the aforesaid matters to any other person or entity at its own discretion and without giving prior notice to shareholder of HPCB or obtaining their consent.

Determination of VIE

Variable interest entity (“VIE”) refers to an entity (the investee) in which the investor holds a controlling interest that is not based on the majority of voting rights. A VIE is an entity meeting one of the following three (3) criteria as elaborated in FASB ASC 810-10 [formerly FIN 46 (Revised)]:

1.

The equity-at-risk is not sufficient to support the entity's activities (e.g.: the entity is thinly capitalized, the group of equity holders possesses no substantive voting rights, etc.);

2.

As a group, the equity-at-risk holders cannot control the entity; or

3.

The economics do not coincide with the voting interests (commonly known as the "anti-abuse rule").

Under the above described contractual arrangements, HPCB became the variable interest entity of HCBS on October 16, 2012 upon the entry into the above described agreements.

Acquisition of China Resort Holdings, Ltd. and Consolidated Entities Recognized as a Reverse Acquisition

On December 22, 2009 China Travel Resort Holdings, Inc. entered into a share exchange agreement (the “Share Exchange Agreement”) with China Resort Holdings, Ltd., a BVI corporation, and all of the stockholders of China Resort BVI and consummated on August 7, 2013 a share exchange (the “Share Exchange”) with China Resort BVI stockholders, who owned 100% of then issued and outstanding capital stock of China Resort BVI.  Pursuant to the terms and conditions of the Share Exchange Agreement, China Travel acquired all of the issued and outstanding shares of capital stock of China Resort BVI in exchange for 53,790,500 shares of China Travel common stock.  The number of common shares issued represented approximately 46.1% of the issued and outstanding common stock and common stock equivalent immediately after the consummation of the Share Exchange taking into consideration of all of issued and outstanding Class A preferred stock’s 30:1 common stock equivalent voting rights. Even though the common shares issued to the then stockholders of China Resort BVI only represented approximately 46.1% of all of the issued and outstanding common stock and common stock equivalent immediately after the consummation of the Share Exchange Agreement the stockholder of China Resort BVI completely took over and controlled the board of directors and management of the combined entity upon consummation of the Share Exchange Agreement.

As a result of the change in control to the former stockholders of China Resort BVI, for financial statement reporting purposes, the merger between China Travel and China Resort BVI has been treated as a reverse acquisition with China Resort BVI deemed the accounting acquirer and China Travel deemed the accounting acquiree under the acquisition method of accounting in accordance with section 805-10-55 of the FASB Accounting Standards Codification. The reverse merger is deemed a capital transaction and the net assets of China Resort BVI (the accounting acquirer) are carried forward to China Travel (the legal acquirer and the reporting entity) at their carrying value before the combination.  The acquisition process utilizes the capital structure of China Travel and the assets and liabilities of China Resort BVI which are recorded at historical cost.  The equity of the combined entity is the historical equity of China Resort BVI retroactively restated to reflect the number of shares issued by China Travel in the transaction.

Note 2 - Basis of Presentation

Assumptions of Pro Forma Combined Financial Statements

The pro forma combined balance sheet as of June 30, 2013 and the pro forma combined statement of operations and comprehensive income (loss) for the fiscal year then ended are based on the historical financial statements of China Travel  and China Resort BVI after giving effect to China Travel’s acquisition of China Resort BVI using the acquisition method of accounting and applying the assumptions and adjustments described in the notes to the pro forma combined financial statements as if such acquisition had occurred as of June 30, 2013 for the combined balance sheet, and July 1, 2012 for the combined statement of operations and comprehensive income (loss) for pro forma financial statements purposes.

The pro forma combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations in future periods or the results that actually would have been realized had China Travel and China Resort BVI been a combined entity during the specified period(s).  The pro forma adjustments are based on the preliminary information available at the time of the preparation of this document and assumptions that management believes are reasonable.  The pro forma combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with China Resort BVI’s historical financial statements included elsewhere in this Registration Statement on Form 10 for the year ended December 31, 2012 and for the interim period ended June 30, 2013 as Exhibits as filed with SEC herewith and assuming China Travel is inactive.

The pro forma combined financial statements do not purport to represent what the results of operations or financial position of the combined entity would actually have been if the merger had in fact occurred on July 1, 2012, nor do they purport to project the results of operations or financial position of the combined entity for any future period or as of any date, respectively.

These pro forma combined financial statements do not give effect to any restructuring costs or to any potential cost savings or other operating efficiencies that could result from the merger between China Travel and China Resort BVI since such amounts, if any, are not presently determinable.

Note 3 - Pro Forma Adjustments

The pro forma combined financial statements have been prepared as if the acquisition was completed on June 30, 2013 for combined balance sheet purpose and on July 1, 2012 for combined statement of operations and comprehensive income (loss) purpose and reflects the following pro forma adjustment(s):

a)	To reflect the issuance of 53,790,500 shares of China Travel common stock for the acquisition of all of the issued and outstanding capital stock of China Resort BVI.

Common stock: $0.001 par value	(53,791)

Additional paid-in capital	53,791